                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        _______________________________


                                   FORM 8-K/A


                                 Current Report

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) September 4, 1998



                      EASTERN ENVIRONMENTAL SERVICES, INC.
                      ------------------------------------
                 (Exact name of issuer as specified in charter)



            Delaware                   0-16102              59-2840783
  (State or Other Jurisdiction       Commission          (I.R.S. Employer
Or Incorporation or Organization)    File Number       Identification Number)



               1000 CRAWFORD PLACE, MT. LAUREL, NEW JERSEY  08054
                    (Address of principal executive offices)


                                 (609)235-6009
              (Registrant's telephone number, including area code)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.
          -------------------------------------

     On September 4, 1998, Eastern Environmental Services, Inc. (the "Registrant") consummated the acquisition of Kimmins Recycling, Corp. ("Kimmins") pursuant to the terms of a Stock Purchase Agreement (the "Agreement") dated July 17, 1998, as amended August 31, 1998. The Agreement between the Registrant and Transcor Waste Services, Inc. ("Transcor" or "Seller") provided for the acquisition of all of the outstanding shares of stock of Kimmins, a wholly owned subsidiary of Transcor. The Seller is not affiliated with the Registrant nor with any of the Registrant's subsidiaries. The description of the acquisition transaction set forth herein is qualified in its entirety by reference to the Agreement and the supplemental agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively.

     At closing under the Stock Purchase Agreement, Registrant purchased all of the outstanding stock of Kimmins for total consideration of approximately $51.2 million funded from working capital, borrowings under the Registrant's revolving credit facility and the issuance of 555,329 unregistered shares of the Registrant's common stock, $.01 par value. The shares of the Registrant's common stock were valued at $30.62 per share. The acquisition is accounted for using the "purchase" method of accounting.

    Kimmins is an integrated waste collection company servicing residential and commercial customers. The acquired assets include collection vehicles, containers, permits and real estate used in the operation of the hauling operations. The Registrant intends to continue to operate the business owned by Kimmins. Substantially, all liabilities were assumed by the Registrant.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA
        Financial Information and Exhibits.
        -----------------------------------


(a)    COMBINED FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

       Report of Independent Certified Public Accountants
       Balance Sheets as of December 31, 1995, 1996, and 1997
       Statements of Operations and Changes in Divisional Equity for the Three
           Years Ended December 31, 1997
       Statements of Cash Flows for the Three Years Ended December 31, 1997 Notes to Financial Statements

       Balance Sheet as of June 30, 1998 (Unaudited)
       Statement of Operations and Changes in Divisional Equity for the Six
           Months Ended June 30, 1998 and 1997 (Unaudited)
       Statement of Cash Flows for the Six Months Ended June 30, 1998 and 1997
           (Unaudited)
       Selected Notes to Financial Statements (Unaudited)

(b)    PRO FORMA FINANCIAL INFORMATION.

       Pro Forma Consolidated Statement of Operations for the Year Ended
          June 30, 1997 (Unaudited)
       Pro Forma Consolidated Statement of Operations for the Six Months Ended
          December 31, 1997 (Unaudited)
       Pro Forma Consolidated Statement of Operations for the Six Months Ended
          June 30, 1998 (Unaudited)
       Pro Forma Consolidated Balance Sheet as of June 30, 1998 (Unaudited)


(a)    EXHIBITS

*10.1 Stock Purchase Agreement made as of July 17, 1998, by and between Transcor Waste Services, Inc. and Eastern Environmental Services, Inc.

*10.2 Amendment dated August 31, 1998 to Stock Purchase Agreement dated July 17, 1998, by and between Transcor Waste Services, Inc. and Eastern Environmental Services, Inc.

23.1   Consent of Ernst & Young LLP

--------------------------------------------------------------------------------
* Incorporated by reference.

               SIGNATURE
               ---------

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Eastern Environmental Services, Inc.

Date: October 19, 1998              By:  /s/ Gregory M. Krzemien
                                         -----------------------
                                    Gregory M. Krzemien, Chief Financial Officer

             Waste Management Division of Kimmins Recycling Corp.
         (a wholly-owned subsidiary of TransCor Waste Services, Inc.)

                         Audited Financial Statements


                 Years ended December 31, 1995, 1996 and 1997



                                   CONTENTS

Report of Independent Certified Public Accountants.........  F1

Audited Financial Statements

Balance Sheets.............................................  F2
Statements of Operations and Changes in Divisional Equity..  F4
Statements of Cash Flows...................................  F5
Notes to Financial Statements..............................  F7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
TransCor Waste Services, Inc.

We have audited the accompanying balance sheets of the Waste Management Division of Kimmins Recycling Corp. (a wholly-owned subsidiary of TransCor Waste Services, Inc.) as of December 31, 1995, 1996 and 1997, and the related statements of operations and changes in divisional equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Waste Management Division of Kimmins Recycling Corp. (a wholly-owned subsidiary of TransCor Waste Services, Inc.) at December 31, 1995, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                    /s/ Ernst & Young LLP


Tampa, Florida
April 18, 1998,
except for Note 13, as to which the date is July 17, 1998


                                      F1

              Waste Management Division of Kimmins Recycling Corp.
          (a wholly-owned subsidiary of TransCor Waste Services, Inc.)

                                 BALANCE SHEETS


                                                                     DECEMBER 31
                                                         1995            1996            1997
                                                  ------------------------------------------------
Assets
Current assets:
 Cash                                                  $ 1,403,886     $   601,798  $         --
 Accounts receivable--trade, less allowance
  for doubtful accounts of $607,330, $543,770,
  and $891,300 at December 31, 1995, 1996,
  and 1997, respectively                                 4,705,168       4,485,757       3,970,887
 Due from affiliates                                     3,518,446       3,649,932             --
 Property held for sale                                        --              --          733,659
 Deferred income taxes                                     306,672         619,196         740,380
 Other current assets                                      255,514         255,552         186,017
                                                  ------------------------------------------------
Total current assets                                    10,189,686       9,612,235       5,630,943

Property and equipment, net                             26,898,119      26,115,277      24,748,670
Property held for sale                                         --              --        1,510,723
Intangible assets, net                                     785,175         898,853         606,975
Other assets                                             1,053,953       1,075,950       1,232,547
                                                  ------------------------------------------------
Total assets                                           $38,926,933     $37,702,315     $33,729,858
                                                  ================================================

                                      F2

                                                                     DECEMBER 31
                                                         1995            1996            1997
                                                  ------------------------------------------------
Liabilities and divisional equity
Current liabilities:
 Accounts payable--trade                               $ 3,091,652     $ 3,831,867     $ 3,754,188
 Accrued expenses                                        3,981,880       4,500,933       3,135,436
 Due to affiliates                                             --              --          704,700
 Current portion of long-term debt                       3,770,219       3,453,168       4,662,310
                                                  ------------------------------------------------
Total current liabilities                               10,843,751      11,785,968      12,256,634

Long-term debt (including debt owed to Kimmins
   of $2,003,258 at December 31, 1995, 1996
   and 1997)                                            17,972,049      16,807,059      16,395,341
Deferred income taxes                                    2,862,718       3,363,750       2,212,865


Divisional equity                                        7,248,415       5,745,538       2,865,018
                                                  ------------------------------------------------
Total liabilities and divisional equity                $38,926,933     $37,702,315     $33,729,858
                                                  ================================================


See accompanying notes.

                                      F3

              Waste Management Division of Kimmins Recycling Corp.
          (a wholly-owned subsidiary of TransCor Waste Services, Inc.)

           Statements of Operations and Changes in Divisional Equity


                                                                      Year ended December 31
                                                             1995              1996              1997
                                                      ----------------------------------------------------

Revenue                                                     $32,367,679      $34,648,031       $32,593,948

Expenses:
 Operating expenses                                          23,420,359       25,820,275        23,611,721
 Depreciation and amortization                                2,417,828        3,611,483         3,924,913
 Selling, general and administrative
  expenses                                                    4,648,944        5,583,739         7,348,461
 Management fee to affiliate                                    485,515          519,720           977,818
                                                      ----------------------------------------------------
Operating income (loss)                                       1,395,033         (887,186)       (3,268,965)

Interest expense, net of interest income from
 affiliate of $415,000, $445,000, and $292,000 for
 the years ended December 31, 1995, 1996, and
 1997, respectively                                             624,361        1,504,135         1,408,763
                                                      ----------------------------------------------------

Income (loss) before provision for
 income taxes (benefit)                                         770,672       (2,391,321)       (4,677,728)
Provision for income taxes (benefit)                            264,551         (888,444)       (1,797,208)
                                                      ----------------------------------------------------

Net income (loss)                                               506,121       (1,502,877)       (2,880,520)
Divisional equity, beginning of year                          6,742,294        7,248,415         5,745,538
                                                      ----------------------------------------------------
Divisional equity, end of year                              $ 7,248,415      $ 5,745,538       $ 2,865,018
                                                      ====================================================

See accompanying notes.

                                      F4

              Waste Management Division of Kimmins Recycling Corp.
          (a wholly-owned subsidiary of TransCor Waste Services, Inc.)

                            Statements of Cash Flows


                                                                                Year ended December 31
                                                                     1995                 1996                1997
                                                            ------------------------------------------------------------
Cash flows from operating activities:
 Net income (loss)                                                  $    506,121         $(1,502,877)        $(2,880,520)
 Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating activities:
   Depreciation and amortization                                       2,417,828           3,611,483           3,924,913
   Deferred income taxes                                                 708,707             188,509          (1,272,070)
   Charge for impairment of long-lived assets                                --                  --              590,000
   Provision (credit) for uncollectible accounts receivable             (250,786)            236,961             347,333
   Loss (gain) on disposal of equipment                                  237,546             (64,192)           (444,488)
   Changes in operating assets and liabilities:
     Accounts receivable--trade                                          260,861             (17,550)            167,537
     Other assets                                                     (1,580,876)           (437,713)           (140,184)
     Accounts payable--trade                                             279,339             740,215             (77,679)
     Accrued expenses                                                  3,784,509             519,052          (1,365,496)
                                                            ------------------------------------------------------------
 Total adjustments                                                     5,857,128           4,776,765           1,729,866
                                                            ------------------------------------------------------------
Net cash provided by (used in) operating activities                    6,363,249           3,273,888          (1,150,654)

Cash flows from investing activities:
 Capital expenditures including $500,000 of
  business acquisitions during 1996                                  (13,095,988)         (2,816,047)         (6,716,785)
 Proceeds from sales of property and equipment                           402,538             353,598           2,113,585
                                                            ------------------------------------------------------------

Net cash used in investing activities                                (12,693,450)         (2,462,449)         (4,603,200)

Cash flows from financing activities:
 Repayment of long-term debt                                          (2,742,364)         (3,569,970)         (4,727,620)
 Proceeds from long-term debt                                         14,471,763           2,339,467           5,522,064
 Net advances from (payments to) affiliates                           (4,767,305)           (383,024)          4,357,612
                                                            ------------------------------------------------------------
Net cash provided by (used in) financing activities                    6,962,094          (1,613,527)          5,152,056
                                                            ------------------------------------------------------------

Net increase (decrease) in cash                                          631,893            (802,088)           (601,798)
Cash, beginning of year                                                  771,993           1,403,886             601,798
                                                            ------------------------------------------------------------
Cash, end of year                                                   $  1,403,886         $   601,798   $             --
                                                            ============================================================
Cash paid for interest                                              $  1,040,000         $ 1,950,000         $ 1,640,000
                                                            ============================================================

See accompanying notes.

                                      F5

             WASTE MANAGEMENT DIVISION OF KIMMINS RECYCLING CORP.
         (A WHOLLY-OWNED SUBSIDIARY OF TRANSCOR WASTE SERVICES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The Waste Management Division (the Division) of Kimmins Recycling Corp., (the Company) a wholly-owned subsidiary of TransCor Waste Services, Inc. (TransCor or Parent), was formed on November 21, 1989. The Division provides solid waste management services to commercial, industrial, residential, and municipal customers in the State of Florida.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which subject the Division to concentrations of credit risk consist primarily of trade receivables. Trade receivables are comprised primarily of amounts due from solid waste management customers in the State of Florida. Credit is extended based on an evaluation of the customer's financial condition, and, generally, collateral is not required.

A significant portion of the Division's solid waste management business is conducted under contracts with municipal customers in Florida. These contracts have varying terms and are typically subject to renegotiation or reproposal by the respective municipalities. Revenue from these contracts amount to 19 percent, 31 percent, and 28 percent of total revenue during 1995, 1996 and 1997, respectively. One individual municipal contract contributed revenue greater than 10 percent of total net revenue in both 1995 and 1996.

Accounts Receivable--Trade, includes $1,381,000 ($1,263,000 net of allowance for doubtful accounts) and $724,000 ($213,000 net of allowance for doubtful accounts) as of December 31, 1996 and 1997, respectively, related to a municipal solid waste management contract with St. Lucie County. Unlike other municipal solid waste management contracts, St. Lucie County

                                      F6
requires the Division to bill and collect directly from individual property owners. Pursuant to St. Lucie County ordinances, property owners that are delinquent in payment are subject to lien rules. The Company has placed liens on approximately 2,250 and 2,120 individual properties representing approximately $511,000 and $474,000 of the balance as of December 31, 1996 and 1997, respectively. Management intends to file additional liens when considered appropriate, and all such liens will be maintained in accordance with applicable laws until the outstanding balances are recovered by payment, judgment, foreclosure, or in other action.

INTANGIBLE ASSETS

Intangible assets consist primarily of goodwill, which is being amortized on a straight-line basis over twenty years, and customer contracts, which are being amortized on a straight-line basis over five years. Amortization expense was $67,000, $124,000, and $109,000 for the years ended December 31, 1995, 1996 and
1997, respectively. Accumulated amortization was approximately $67,000, $191,000 and $245,000 at December 31, 1995, 1996 and 1997, respectively.

OTHER ASSETS

Other assets consist primarily of precontract costs associated with residential solid waste management contracts obtained during 1996 and 1997, which are being amortized on a straight-line basis over five years, the term of the contracts, and loan costs, which are amortized over the term of the loans. Amortization expense was $91,000, $178,000, and $236,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Accumulated amortization was $296,000 and $533,000 at December 31, 1996 and 1997, respectively.

The American Institute of Certified Public Accountants issued SOP 98-5, Reporting on the Costs of Start-up Activities, which requires start-up costs to be expensed as incurred. Start-up costs are defined broadly in the SOP 98-5 as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, or commencing some new operation, and includes the start-up costs that the Division has historically deferred in connection with its municipal waste management contracts. The SOP is effective for fiscal years beginning after December 15, 1998. The SOP will require the Company, upon adoption, to write off the previously


                                      F7
capitalized contract start-up costs. Therefore, in the first quarter of 1999, the Division will write off all remaining unamortized contract start-up costs, which amounts to $875,000 at December 31, 1997.

REVENUE RECOGNITION

The Company recognizes revenue from solid waste management and recycling operations when the services are performed. Billings prior to the rendering of services are classified as deferred revenue.

ADVERTISING COSTS

Advertising costs are expensed as incurred. For the years ended December 31, 1995, 1996 and 1997, the Company expensed approximately $88,000, $114,000, and $536,000, respectively, in advertising costs.

INCOME TAXES

As a wholly-owned subsidiary, Kimmins Recycling Corp. is included in the consolidated federal income tax return of the Parent. Pursuant to tax sharing agreement between the Division and its Parent, the Division accounts for and discloses income taxes as if they were a combined separate federal taxable entity. Under this agreement, all amounts associated with federal income taxes are due to or from the Parent. The Division owed TransCor approximately $3,270,000 and $3,662,000 for income taxes for the periods ended December 31, 1997 and 1996, respectively. For purposes of its separate company income tax accounting, the Company applies the provisions of Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Under this standard, deferred taxes are provided for all differences between the financial statements and tax bases of assets and liabilities.

2. BUSINESS ACQUISITIONS/DISPOSITIONS

On February 21, 1996, the Company acquired certain assets from Automated Resource Recovery, Inc., for $300,000 relating to its solid waste management operations. This acquisition has been accounted

                                      F8
for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired (approximately $150,000) based on the estimated fair values at the date of acquisition. The purchase price associated with the acquisition exceeded the net assets acquired by approximately $150,000, which was assigned to intangible assets, including customer lists. The operating results associated with this business acquisition are included in the Company's results of operations since March 1, 1996.

On May 31, 1996, the Company acquired certain assets from Paper Stock Dealers, Inc., for $200,000 relating to its solid waste management operations. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired (approximately $112,000) based on the estimated fair values at the date of acquisition. The purchase price associated with the acquisition exceeded the net assets acquired by approximately $88,000, which was assigned to intangible assets, including customer lists. The operating results associated with this business acquisition are included in the Company's results of operations since June 1, 1996.

During 1996, the Company sold a number of contracts in the Pinellas area. As part of a de-emphasis of paper wholesaling in Pinellas, the Company wrote off the net intangible assets of $70,000 associated with the 1996 acquisition of assets from Paper Stock Dealers, Inc.

On March 31, 1995, the Company acquired certain assets from County Sanitation, Inc., for $2,267,000 relating to its solid waste management operations. This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired (approximately $1,415,000) based on the estimated fair values at the date of acquisition. The purchase price associated with the acquisition exceeded the net assets acquired by approximately $852,000, which was assigned to intangible assets, including goodwill. The operating results associated with this business acquisition are included in the Company's results of operations since April 1, 1995.

As a result of management's review of the Company's various regional solid waste operating facilities, a decision was made to dispose of less profitable operating assets. The Company sold its residential solid waste services contract with St. Lucie County to a competitor and ceased operations at its Lantana,


                                      F9

Florida, facility. The Lantana and St. Lucie facilities contributed losses of approximately $1,111,000 and $476,000, respectively, of the $2,184,000 operating loss of the Company for the year ended December 31, 1997. The Company wrote off intangible assets of $183,000 associated with these operations.

Also, in accordance with SFAS No. 121, Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company wrote down certain land and buildings that management believed had carrying amounts higher than their fair market value. The impairment loss of $590,000 was determined by comparing the carrying amount of impaired assets of approximately $2,834,000 with recent offers on the properties held for sale and is included in selling, general and administrative expenses on the statements of operations for the year ended December 31, 1997. Certain of the impaired land and buildings had executed contracts for sale as of the date of these financial statements and are expected to be sold during 1998. Accordingly, the carrying value of these assets of approximately $734,000, net of the impairment loss of $90,000, is classified as a current asset under the caption Property Held for Sale in this balance sheet.

3. RELATED-PARTY TRANSACTIONS

During the years ended December 31, 1995, 1996, and 1997, the Company entered into transactions with Kimmins Corp., (a company that owns approximately 74% of TransCor) and companies affiliated with Kimmins. Kimmins provides the Company accounting, data processing, financial, tax and other administrative services for a fee based on gross revenue. In 1997, to reflect the increased level of services received from Kimmins, the fee was increased from 1.5 percent of revenue to 3.0 percent of revenue. The amounts charged were approximately $486,000, $520,000, and $978,000, for the years ended December 31, 1995, 1996, and 1997, respectively.

The Company is insured or coinsured with Kimmins on various insurance policies of the Company or Kimmins. The Company pays its allocable share of the cost of such policies based on specifically identified costs or on a combination of its revenues, payroll, assets, and incurred losses as a percentage of the combined total of such items of all insured parties, as appropriate for each particular insurance policy or coverage. For the years ended December 31, 1995, 1996, and 1997, the Company paid Kimmins approximately $811,000, $849,000 and $1,205,000, respectively. The Company pays directly for any coverage for which it is the only insured.

                                      F10

At December 31, 1995, the Company had $500,000 of mortgage notes payable to affiliated parties: $400,000 to the president of Kimmins, his wife, and his son and $100,000 to a director of Kimmins. These notes were refinanced during 1996 with an unaffiliated lender.

The Company has amounts due from affiliates of $3,649,932 on December 31, 1996 and due to affiliates of $704,700 on December 31, 1997. These advances are unsecured and bear interest at 10 percent. In addition, as of December 31, 1997, the Division and Company, were economically dependent upon affiliates to fund operations and other requirements, which condition became alleviated from the availability of cash proceeds from the sales discussed in Note 13.

In addition, the Company has a convertible subordinated note payable to Kimmins in the amount of $2,003,258. See Note 7 and Item 10 for additional information.

4. ACCOUNTS RECEIVABLE--TRADE

                                                                DECEMBER 31
                                                  1995             1996             1997
                                           --------------------------------------------------
Contract and trade:
 Unbilled receivables                            $  422,231       $  353,708       $  776,764
 Trade receivables                                4,890,267        4,675,819        4,085,423
                                           --------------------------------------------------
                                                  5,312,498        5,029,527        4,862,187
                                           --------------------------------------------------
Allowance for doubtful accounts                    (607,330)        (543,770)        (891,300)
                                           --------------------------------------------------
                                                 $4,705,168       $4,485,757       $3,970,887
                                           ==================================================

                                      F11

5. PROPERTY AND EQUIPMENT

                                                                 DECEMBER 31
                                                  1995              1996              1997
                                           ----------------------------------------------------

Land                                            $ 4,596,623      $  4,610,323      $  3,019,969
Building and improvements                         5,092,686         5,621,962         4,068,476
Vehicles                                         12,939,016        13,459,891        16,936,386
Waste containers and equipment                   10,756,953        12,508,751        12,575,498
Furniture and fixtures                              482,091           547,739           700,711
Construction in progress                            615,846            33,462            48,419
                                           ----------------------------------------------------
                                                 34,483,215        36,782,128        37,349,459
Less accumulated depreciation                    (7,585,096)      (10,666,851)      (12,600,789)
                                           ----------------------------------------------------
                                                $26,898,119      $ 26,115,277      $ 24,748,670
                                           ====================================================

Property and equipment is recorded at cost. Depreciation is provided using the straight-line method over estimated useful lives, which range from 3 to 30 years. Depreciation expense was $2,260,000, $3,309,000, and $3,580,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Construction in progress is depreciated over the estimated useful lives when placed into service.

6. ACCRUED EXPENSES

                                                              DECEMBER 31
                                                  1995            1996            1997
                                           ------------------------------------------------
Deferred revenue                                 $1,858,148      $1,641,857      $  919,631
Accrued insurance                                   705,132       1,171,965         926,049
Accrued waste disposal costs                        846,606         744,229         407,229
Accrued real estate and property taxes              210,060         291,080         349,682
Other                                               361,934         651,802         532,845
                                           ------------------------------------------------
                                                 $3,981,880      $4,500,933      $3,135,436
                                           ================================================


                                      F12

7. LONG-TERM DEBT

                                                                       DECEMBER 31
                                                         1995             1996             1997
                                                  --------------------------------------------------
Notes payable, due through March 1, 2001, payable
in monthly installments with interest at varying
rates up to 13%, collateralized by equipment.          $14,927,277      $13,055,213      $14,191,400

Convertible subordinated term note to Kimmins,
interest payable in monthly installments,
principal due December 1, 2003, interest at
bank's base rate (8.5%) plus 1%.                         2,003,258        2,003,258        2,003,258

Mortgage notes, principal and interest payable in
monthly installments through August 1, 2010,
interest at varying rates up to prime plus 1.5%,
collateralized by land and buildings.                    3,411,733        5,201,756        4,862,993

Mortgage notes--$500,000 with related parties
(Note 3), interest payable in quarterly
installments at 10%, plus a performance based
return not to exceed 6% ($25,030 in 1995),
principal due on January 9, 1997, principal and
interest guaranteed by KVN, collateralized by
land and buildings                                       1,400,000              --               --
                                                  --------------------------------------------------
                                                        21,742,268       20,260,227       21,057,651
Less current portion                                    (3,770,219)      (3,453,168)      (4,662,310)
                                                  --------------------------------------------------
                                                       $17,972,049      $16,807,059      $16,395,341
                                                  ==================================================


                                      F13

Annual principal maturities for years subsequent to December 31, 1997, are as follows:

       1998                                                    $ 4,662,310
       1999                                                      4,962,703
       2000                                                      4,220,631
       2001                                                      2,512,241
       2002                                                        975,505
       Thereafter                                                3,724,261
                                                          ----------------
                                                               $21,057,651
                                                          ================

As of December 31, 1997, the Company is a coborrower and has guaranteed a loan agreement on behalf of Kimmins and other subsidiaries of Kimmins in connection with the Kimmins Employee Stock Ownership Plan, which had an outstanding balance of $1,440,000 that is recorded in the financial statements of Kimmins.

The Company is a coborrower with joint and several liability on approximately $5,910,000 of financial institution debt of Kimmins. The debt agreements contain certain covenants, the most restrictive of which require, for Kimmins for 1997, maintenance of a consolidated tangible net worth, as defined, of not less than $6,500,000 and net income not less than $1,500,000. In addition, the covenants prohibit the payment of dividends by the Company without lender approval. For all periods presented, the Company believes that Kimmins had complied with or obtained waivers for all loan covenants.

Francis M. Williams has guaranteed approximately $10,455,000 of the total notes payable of $14,191,000. The Company is also a coborrower on approximately $2,645,000 of Kimmins notes payable.

The lender's prime rate under the Company's notes was 8.5 percent at December 31, 1997.

Included in the notes payable of approximately $14,191,000 are equipment notes of the Company for $5,700,000 that are due in July 1998. The Company has executed a commitment agreement that refinances the $5,700,000 until January 1, 2000 and, accordingly, has classified the debt pursuant to the expected maturity schedule.

                                      F14

8. LEASING ARRANGEMENTS

The Company rents equipment and machinery as well as office space, under noncancelable operating leases for varying periods. Rental expense for the years ended December 31, 1995, 1996, and 1997 was approximately $223,000, $120,000 and $356,000, respectively.

9. Commitments and Contingencies

The Company has no current material commitments for capital expenditures relating to any other new facilities, other than to acquire vehicles and equipment for the City of Cape Coral contract, which the Company estimates to be approximately $3,500,000.

The Company is involved in various legal actions and claims arising in the ordinary course of its business. After taking into consideration legal counsel's evaluation of such actions and claims, management is of the opinion that their outcome will not have a material adverse effect on the financial position of the Company.

10. PENSION AND OTHER BENEFIT PLANS

On January 1, 1989, Kimmins formed the Kimmins Corp. Employee Stock Ownership Plan Trust (the ESOP) for the benefit of employees of Kimmins and its subsidiaries, including those of the Company, to purchase shares of Kimmins' common stock from time to time on the open market or in negotiated transactions at prices deemed to be attractive. Contributions to the ESOP, which have not been material, are made at the discretion of the Board of Directors of Kimmins.


                                      F15

11. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                              DECEMBER 31
                                                  1995            1996            1997
                                           ------------------------------------------------
Deferred tax liabilities:
 Tax over book depreciation                      $2,592,759      $3,258,332      $3,348,080
 Costs deferred for books expensed for tax
                                                    297,039         327,986         415,824

Total deferred tax liabilities                    2,889,798       3,586,318       3,763,904

Deferred tax assets:
 Allowance for doubtful accounts                    118,322         209,552         343,352
 Accrued workers' compensation                      188,350         409,644         356,529
 Asset writedowns                                       --              --              --
 Federal and state NOL carryforwards                    --          195,488       1,551,039
 Costs deferred for tax expensed for books
                                                     27,080          27,080          40,499
                                           ------------------------------------------------
Total deferred tax assets                           333,752         841,764       2,291,419
                                           ------------------------------------------------
Net deferred tax liabilities                     $2,556,046      $2,744,554      $1,472,485
                                           ================================================

The components of the provision for income taxes are as follows:

                                                          YEAR ENDED DECEMBER 31
                                                  1995             1996             1997
                                           --------------------------------------------------
Current                                           $(444,156)     $(1,076,953)     $  (525,138)
Deferred                                            708,707          188,509       (1,272,070)
                                           --------------------------------------------------
                                                  $ 264,551      $  (888,444)     $(1,797,208)
                                           ==================================================

                                      F16

Factors causing the effective tax rate to differ from the statutory rate are as follows:

                                                          YEAR ENDED DECEMBER 31
                                                  1995             1996             1997
                                           --------------------------------------------------

Federal statutory rate                                 34.0%          (34.0)%          (34.0)%
State income taxes                                      0.3%           (3.2)%           (4.4)%
                                           --------------------------------------------------
Effective tax rate                                     34.3%          (37.2)%          (38.4)%
                                           ==================================================

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value.

Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CASH, ACCOUNTS RECEIVABLE, AND ACCOUNTS PAYABLE

The carrying amount reported in the balance sheet for cash, accounts receivable, and accounts payable approximates their fair value.

                                      F17

LONG-TERM DEBT

The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

                                    DECEMBER 31, 1996               DECEMBER 31, 1997
                            ----------------------------------------------------------------
                                 CARRYING          FAIR          CARRYING          FAIR
                                  AMOUNT          VALUE           AMOUNT          VALUE
                            ----------------------------------------------------------------
Liabilities:
 Notes payable                   $20,260,227     $20,076,000     $21,055,000     $20,874,000

13. SUBSEQUENT EVENT

On May 31, 1998, the Company sold its Jacksonville area waste collection and recycling operations assets and certain assets of the Miami front-end load and rear-load commercial waste and recycling business to Eastern Environmental Services of Florida, Inc., for $11,600,000 in cash, which exceeded the carrying value of the underlying assets.

On July 17, 1998, the management of the Company entered into a Stock Purchase Agreement with Eastern Environmental Services, Inc. (the Buyer) to sell all of the outstanding stock of Kimmins Recycling Corp. The common stock of Kimmins Recycling Corp. will be transferred to the Buyer for $17 million of the Buyer's common stock and approximately $34.2 million in cash, subject to a working capital adjustment.


                                      F18

14. IMPACT OF YEAR 2000 (UNAUDITED)

The Company has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project is estimated to be immaterial to the financial statements. To date, the Company's incremental costs for assessment of the Year 2000 issue, the development of a modification plan, and the purchase of new software have been insignificant.

The project is estimated to be completed no later than December 31, 1998, which is prior to any anticipated impact on its operating system. The Company believes, with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.


                                      F19

             WASTE MANAGEMENT DIVISION OF KIMMINS RECYCLING CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF TRANSCOR WASTE SEVICES, INC.)

                           BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998


ASSETS
 Current assets:
  Cash                                                            $   251,677
  Accounts receivable--trade, less allowance for doubtful
   accounts of  $750,600 at June 30, 1998                           2,506,482
  Due from affiliates                                               4,792,841
  Property held for sale                                              733,659
  Deferred income taxes                                               740,380
  Other current assets                                                107,895
                                                                  -----------
 Total current assets                                               9,132,934

 Property and equipment, net                                       17,862,300
 Property held for sale                                             1,510,723
 Intangible assets, net                                                81,333
 Other assets                                                         985,851
                                                                  -----------
   Total assets                                                   $29,573,141
                                                                  ===========

LIABILITIES AND DIVISIONAL EQUITY
 Current liabilities:
  Accounts payable--trade                                         $ 2,892,564
  Accrued expenses                                                  1,542,681
  Due to affiliates                                                   411,993
  Current portion of long-term debt                                 5,220,956
                                                                  -----------
 Total current liabilities                                         10,068,194

Long-term debt (including debt owed to Kimmins of $2,003,258
  at June 30, 1998)                                                11,348,345
Deferred income taxes                                               2,212,865

Divisional equity                                                   5,943,737
                                                                  -----------
 Total liabilities and divisional equity                          $29,573,141
                                                                  ===========

           See accompanying selected notes to financial statements.

             WASTE MANAGEMENT DIVISION OF KIMMINS RECYCLING CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF TRANSCOR WASTE SEVICES, INC.)

     STATEMENTS OF OPERATIONS AND CHANGES IN DIVISIONAL EQUITY (UNAUDITED)


                                                     Six Months Ended June 30,
                                                   -----------------------------
                                                        1997           1998
                                                   --------------  -------------
Revenue                                              $16,778,550     $16,693,471

Expenses:
 Operating expenses                                   11,874,120      11,851,802
 Depreciation and amortization                         2,114,766       1,979,498
 Selling, general and administrative expenses          3,461,063       1,851,792
 Management fee to affiliate                             503,357         500,804
                                                     -----------     -----------
 Operating (loss) income                              (1,174,756)        509,575

Non-operating gain on sale of assets                     354,739       5,263,256
Interest expense net of interest income from
 affiliate of $132,462
 and $79,491 for the six months ended June 30,           642,569         692,233
  1997, and                                          -----------     -----------
 June 30, 1998, respectively

(Loss) income before provision for income taxes       (1,462,586)      5,080,598
 (benefit)
Provision for income taxes (benefit)                    (570,409)      2,001,878
                                                     -----------     -----------

Net  (loss) income                                   $  (892,177)    $ 3,078,720
                                                     ===========     ===========

           See accompanying selected notes to financial statements.

             WASTE MANAGEMENT DIVISION OF KIMMINS RECYCLING CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF TRANSCOR WASTE SEVICES, INC.)

                      STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                       Six Months       Six Months
                                                                     Ended June 30,   Ended June 30,
                                                                          1997             1998
                                                                     ---------------  ---------------
Cash flows from operating activities:
 Net income (loss)                                                      $  (892,177)     $ 3,078,720
 Adjustments to reconcile net income to net cash provided by (used
  in) operating activities:
   Depreciation and amortization                                          2,114,766        1,979,498
   Provision for uncollectible accounts receivable                                -           68,682
   (Gain) loss on disposal of fixed assets                                 (354,739)      (5,263,256)
   Changes in operating assets and liabilities:
     Accounts receivable--trade                                            (105,840)       1,395,723
     Other assets                                                          (467,667)         850,460
     Due to affiliates                                                    1,491,186
     Accounts payable--trade                                               (688,854)        (861,624)
     Accrued expenses                                                       (59,275)      (1,592,755)
                                                                        -----------      -----------
  Total adjustments:                                                      1,929,577       (3,423,272)
                                                                        -----------      -----------
Net cash provided by (used in) operating activities                       1,037,400         (344,552)

Cash flows from investing activities:
 Capital expenditures                                                    (2,398,444)        (975,842)
 Intercompany transfers                                                     352,342                -
 Proceeds from sales of fixed assets                                      1,012,984       11,145,969
                                                                        -----------      -----------
Net cash used in investing activities                                    (1,033,118)      10,170,127

Cash flows from financing activities:
Repayment of long-term debt                                              (2,385,806)      (5,431,175)
Proceeds from long-term debt                                              2,088,212          942,825
Net advances to affiliates                                                        -       (5,085,548)
                                                                        -----------      -----------
Net cash provided by financing activities                                  (297,594)       9,573,898
                                                                        -----------      -----------

Net increase (decrease) in cash                                            (293,312)         251,677
Cash, beginning of period                                                   601,798                -
                                                                        -----------      -----------
Cash, end of period                                                     $   308,486      $   251,677
                                                                        ===========      ===========

Cash paid for interest                                                  $   778,538      $   771,724
                                                                        ===========      ===========

           See accompanying selected notes to financial statements.

             WASTE MANAGEMENT DIVISION OF KIMMINS RECYCLING CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF TRANSCOR WASTE SEVICES, INC.)

              SELECTED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

                                 JUNE 30, 1998



1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  The Waste Management Division (the "Division") of Kimmins Recycling Corp. (the "Company"), a wholly-owned subsidiary of TransCor Waste Services, Inc. ("TransCor or the "Parent"), was formed on November 21, 1989. The Division provides solid waste management services to commercial, industrial, residential, and municipal customers in the state of Florida.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

  Financial instruments which subject the Division to concentrations of credit risk consist primarily of trade receivables. Trade receivables are comprised primarily of amounts due from solid waste management customers in the state of Florida. Credit is extended based on an evaluation of the customer's financial condition and, generally, collateral is not required.

  A significant portion of the Division's solid waste management business is conducted under contracts and municipal customers in the state of Florida. These contracts have varying terms and are typically subject to renegotiation or reproposal by the respective municipalities. Revenue from these contracts amount to 30 percent of total revenue during the six months ended June 30, 1998, respectively. One individual municipal contract contributed revenue greater than 10 percent of total net revenue in both 1995 and 1996.

  Accounts receivable -- trade includes $690,000 (none net of allowance for doubtful accounts) as of June 30, 1998, respectively, related to a municipal solid waste management contract with St. Lucie County. Unlike other municipal solid waste management contracts, St. Lucie County requires the Division to bill and collect directly from individual property owners. Pursuant to St. Lucie County ordinances, property owners that are delinquent in payment are subject to lien rules. The Company has placed liens on individual properties representing approximately $449,000 of the balance as of June 30, 1998. Management intends to file additional liens when considered appropriate, and all such liens will be maintained in accordance with applicable laws until the outstanding balances are recovered by payment, judgment, foreclosure, or in other action.

             WASTE MANAGEMENT DIVISION OF KIMMINS RECYCLING CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF TRANSCOR WASTE SEVICES, INC.)

              SELECTED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

                                 JUNE 30, 1998


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS

  Intangible assets consist primarily of goodwill, which is being amortized on a straight-line basis over twenty years, and customer contracts, which are being amortized on a straight-line basis over five years. Amortization expense was $247,000 and $131,000 for the six months ended June 30, 1997, and the six months ended June 30, 1998, respectively. Accumulated amortization was approximately $438,000 and $0 at June 30, 1997, and June 30, 1998, respectively.

OTHER ASSETS

  Other assets consist primarily of pre-contract costs associated with residential solid waste management contracts obtained during 1996 and 1997, which are being amortized on a straight-line basis over five years, the term of the contracts, and loan costs, which are amortized over the term of the loans. Amortization expense was $42,000 and $37,000 for the six months ended June 30, 1997, and the six months ended June 30, 1998, respectively. Accumulated amortization was $379,000 and $570,000 at June 30, 1997, and June 30, 1998,
respectively.

  The American Institute of Certified Public Accountants issued SOP 98-5, Reporting on the Costs of Start-up Activities, which requires start-up costs to be expensed as incurred. Start-up costs are defined broadly in the SOP 98-5 as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, or commencing some new operation, and includes the start-up costs that the Division has historically deferred in connection with its municipal waste management contracts. The SOP is effective for fiscal years beginning after December 15, 1998. The SOP will require the Company, upon adoption, to write off the previously capitalized contract start-up costs. Therefore, in the first quarter of 1999, the Division will write off all remaining unamortized contract start-up costs, which amounts to $770,000 at June 30, 1998, respectively.

REVENUE RECOGNITION

  The Company recognizes revenue from solid waste management and recycling operations when the services are performed. Billings prior to the rendering of services are classified as deferred revenue.

ADVERTISING COSTS

   Advertising costs are expensed as incurred. For the year ended June 30, 1997, and the six months ended June 30, 1998, the Company expensed approximately $359,000 and $26,000, respectively in advertising costs.

             WASTE MANAGEMENT DIVISION OF KIMMINS RECYCLING CORP.
          (A WHOLLY-OWNED SUBSIDIARY OF TRANSCOR WASTE SEVICES, INC.)

              SELECTED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

                                 JUNE 30, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

  As a wholly-owned subsidiary, Kimmins Recycling Corp. is included in the consolidated federal income tax return of the Parent. Pursuant to a tax sharing agreement between the Division and its Parent, the Division accounts for and discloses income taxes as if they were a combined separate federal taxable entity. Under this agreement, all amounts associated with federal income taxes are due to or from the Parent. The Division owed TransCor approximately $3,270,000 and $5,270,000 for income taxes for the periods ended December 31, 1997, and June 30, 1998, respectively. For purposes of its separate company income tax accounting, the Company applies the provisions of Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Under this standard, deferred taxes are provided for all differences between the financial statements and tax bases of assets and liabilities.

2. SUBSEQUENT EVENTS

  On September 4, 1998, the Waste Management Division of Kimmins Recycling Corp (the "Company") was acquired by Eastern Environmental Services, Inc. ("Eastern") for total consideration of approximately $51,200,000 consisting of $34,200,000 in cash and approximately 555,000 shares of common stock of Eastern.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
    FOR THE YEAR ENDED JUNE 30, 1997, THE SIX MONTHS ENDED DECEMBER 31, 1997
                     AND THE SIX MONTHS ENDED JUNE 30, 1998

     The following unaudited pro forma consolidated statements of operations for the year ended June 30, 1997, the six months ended December 31, 1997 and the six months ended June 30, 1998 give effect to (i) the acquisition on August 15, 1997 of all the outstanding stock of Harford Disposal, Inc. ("Harford") by Eastern Environmental Services, Inc. (the "Registrant") with immediately thereafter, all of the outstanding stock of Pappy, Inc. being purchased by Harford for total consideration paid by Eastern Environmental Services, Inc. of approximately $12 million. Harford's only activity was the acquisition of Pappy, Inc. and therefore Pappy, as the predecessor company, constitutes the business acquired by the Registrant; (ii) the acquisition on August 20, 1997 of all the outstanding stock of Soil Remediation of Philadelphia, Inc. ("SRP") by the Registrant for consideration consisting of 270,000 unregistered shares of the Registrant's common stock valued at $15.625 per share. Simultaneously, with the closing of the SRP transaction, the Registrant and its wholly owned subsidiary, Eastern Environmental Services, Inc. of Fairless Hill, Inc. ("EESI of Fairless"), entered into an Agreement (the "Fairless Hills Agreement") dated August 20, 1997 with USA Waste Services, Inc. ("USA Waste"), USA Waste of Fairless Hills, Inc. ("USA Fairless"), Clean Soils of Fairless Hills, Inc. ("Clean Soils Fairless") to evidence a transaction under which EESI of Fairless will acquire all stock of Clean Soils Fairless and USA Fairless, two companies under common ownership with SRP by USA Waste. The closing of the acquisition of the stock of Clean Soils Fairless and USA Fairless are pending upon satisfaction of certain normal conditions which the Registrant believes will be resolved;
(iii) the acquisition of Pine Grove, Inc. ("Pine Grove") pursuant to the terms of a Stock Purchase Agreement for consideration of $46 million including the assumption of approximately $12 million of debt; (iv) the acquisition of Atlantic Waste Disposal, Inc. ("Atlantic Disposal") and Atlantic Waste of New York, Inc. ("Atlantic New York") pursuant to the terms of Agreements for the Sale and Purchase of Stock (the "Stock Purchase Agreements") dated March 25, 1998 for total consideration of approximately $91 million; (v) the acquisition of Allegro Enterprises, Inc., Regional Recycling, Corp., Lee Bin Containers, Inc., Madison Enterprises, Inc., Frank and Joe Savino Partnership, Allegro Transportation and Recycling, Inc., Allegro Carting and Recycling, Inc. and Joseph Savino and Sons, Inc. (collectively, "Regional Recycling, Corp. and Affiliates" or "Regional") pursuant to the terms of two Agreements and Plans of Reorganization, both dated May 18, 1998, and (vi) the acquisition of Kimmins Recycling Corp. ("Kimmins") pursuant to the terms of a Stock Purchase Agreement dated July 17, 1998 as amended August 31, 1998.

  The following unaudited pro forma consolidated statements of operations for the year ended June 30, 1997, the six months ended December 31, 1997 and the six months ended June 30, 1998 give effect to the aforementioned transactions as if the transactions had occurred on July 1, 1996. The following unaudited pro forma financial data may not be indicative of what the results of operations or financial position of Eastern Environmental Services, Inc. would have been, had the transactions to which such data gives effect had been completed on the date assumed, nor are such data necessarily indicative of the results of operations or financial position of Eastern Environmental Services, Inc. that may exist in the future. The unaudited pro forma financial data and related pro forma adjustments have been prepared by the Registrant's management based in part on historical financial information provided by the management of completed acquisitions. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the consolidated financial statements and notes of Eastern Environmental Services, Inc. as of December 31, 1997 and June 30, 1997 and 1996 and for the six months ended December 31, 1997 and each of the three years in the period ended June 30, 1997 as filed in the Company's report on Form 8-K (filed September 22, 1998), the quarterly report on Form 10-Q for the quarter ended June 30, 1998 and the historical financial statements of Kimmins appearing elsewhere in this filing.

          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR
                          THE YEAR ENDED JUNE 30, 1997


                                              Pappy,                      Clean          Pine
                                EESI           Inc.          SRP          Soils         Grove        Atlantic       Regional
                            -------------   ----------  -------------  ------------  ------------  -------------  ------------
Revenues.................    $170,148,035   $2,803,860  $  3,649,026   $ 1,513,224   $14,559,569   $ 17,189,000   $23,313,382
Cost of revenues.........     122,701,508      910,970     6,944,870     1,755,047     9,804,650     14,356,000    16,341,307

Selling, general and
 administrative expenses.      25,257,710      430,787       704,137       165,768     1,274,391      2,535,000     4,967,547

Depreciation and
 amortization............       9,454,911      107,914       975,224       299,068     4,727,837      1,979,000     1,202,793



Merger costs.............       3,336,792           --            --            --            --             --            --
                             ------------   ----------  ------------   -----------   -----------   ------------   -----------

Operating income
 (loss)..................       9,397,114    1,354,189    (4,975,205)     (706,659)   (1,247,309)    (1,681,000)      801,735

Interest (expense)
 income, net.............      (4,427,503)      13,717            --            --      (151,454)    (5,114,000)     (621,132)

Other income (loss),
 net.....................       1,044,381          552            --            --        58,372        709,000       (23,531)
                             ------------   ----------  ------------   -----------   -----------   ------------   -----------
Income (loss) before
 income taxes............       6,013,992    1,368,458    (4,975,205)     (706,659)   (1,340,391)    (6,086,000)      157,072

Income tax (expense)
 benefit.................      (1,874,933)          --     1,990,082       282,664       507,532      2,229,000        34,930
                             ------------   ----------  ------------   -----------   -----------   ------------   -----------

Net income (loss)........    $  4,139,059   $1,368,458   ($2,985,123)   ($ 423,995)   ($ 832,859)   ($3,857,000)  $   192,002
                             ============   ==========  ============   ===========   ===========   ============   ===========

                                             Pro Forma             Pro Forma
                               Kimmins      Ajustments           Consolidated
                            -------------   ----------           ------------
Revenues.................      34,355,899   $      --            $267,531,995
Cost of revenues.........      24,524,203          411 (1)        197,338,966

Selling, general and
 administrative expenses.       7,244,120      (86,918) (2)        41,461,865
                                            (1,030,677) (9)
Depreciation and
 amortization............       4,029,238      745,434  (1)        18,101,095
                                            (1,256,280) (4)
                                            (2,307,885) (5)
                                              (437,159) (7)
                                            (1,419,000) (11)
Merger costs.............             --           --               3,336,792
                            -------------   ----------           ------------

Operating income
 (loss)..................      (1,441,662)   5,792,074              7,293,277

Interest (expense)
 income, net.............      (1,444,849)       9,750  (3)       (17,783,471)
                                            (1,976,000) (6)
                                            (2,610,000) (8)
                                            (1,462,000) (10)
Other income (loss),
 net.....................             --           --               1,788,774
                            -------------   ----------           ------------
Income (loss) before
 income taxes............      (2,886,511)    (246,176)            (8,701,420)

Income tax (expense)
 benefit.................       1,125,742     (456,000) (12)        3,839,017
                            -------------   ----------           ------------

Net income (loss)........     ($1,760,769)   ($702,176)           ($4,862,403)
                            =============   ==========           ============

Basic earnings (loss)
  per share..............                                               ($.25)
                                                                 ============
Weighted average number
 of shares outstanding...                                          19,501,786 (13)
                                                                 ============
Diluted earnings (loss)
  per share..............                                               ($.25)
                                                                 ============
Weighted average number
 of shares outstanding...                                          19,501,786 (13)
                                                                 ============

           NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
                  OPERATIONS FOR THE YEAR ENDED JUNE 30,1997

(1) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pappy had been completed on July 1, 1996 net of historical depreciation adn amortization expense of Pappy and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(2) To eliminate intercompany administrative charges related directly to cost sharing arrangements provided by Pappy's prior parent, which were terminated as a result of the purchase transaction.

(3) To eliminate interest expense of $9,750 related to debt of Pappy, Inc. not acquired by the Registrant.

(4) To adjust depreciation and amortization expense for the change in the basis of property, equipment and intangible assets as if the purchase of SRP and Clean Soils had been completed on July 1, 1996 net of historical depreciation and amortization expense of SRP and Clean Soils.

(5) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pine Grove had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pine Grove and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(6) To record additional interest expense of $1,976,000 from borrowings (at the Company's average borrowing rate of 8.5% under the Company's revolving credit facility) of approximately $27 million incurred to consummate the acquisition of Pine Grove, Inc., net of historical interest expense of $318,000, excluding interest on debt assumed.

(7) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Atlantic Waste Disposal, Inc. had been completed on July 1, 1996 net of historical depreciation and amortization expense of Atlantic Waste Disposal, Inc. and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(8) To record additional interest expense of $2,610,000 from borrowings (at the Company's average borrowing rate of 8.5% under the Company's revolving credit facility) of $90.7 million incurred to consummate the acquisition of Atlantic Waste Disposal, Inc., net of historical interest expense of $5.1 million.

(9) To eliminate intercompany administrative charges of $1,030,677 related directly to cost sharing arrangements provided by Kimmins prior parent, which were terminated as a result of the purchase transaction.

(10) To record additional interest expense of $1,462,000 from borrowings (at the Company's average borrowing rate of 8.5% under the Company's revolving credit facility) of approximately $34.2 million incurred to consummate the acquisition of Kimmins, net of historical interest expense of $1,444,849.

(11) To adjust depreciation and amortization expense for the change in the basis of property, equipment and intangible assets as if the purchase of Kimmins had been completed on July 1, 1996 net of historical depreciation and amortization expense of Kimmins.

(12) The Company's pro forma effective tax provision is primarily related to the recording of federal and state tax liabilities of statutory rates adjusted for certain items such as the termination of Sub "S" status for certain companies acquired in transactions accounted for as pooling of interests.

(13) For the purposes of determining pro forma earnings per share, the issuance of shares of Common Stock as consideration for the purchase of assets and to reflect the shares issued relating to the merger, respectively, were considered to have been outstanding from July 1, 1996.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR
                    THE SIX MONTHS ENDED DECEMBER 31, 1997


                                             Pappy,      Pine                                                     Pro Forma
                                 EESI         Inc.       Grove       Atlantic      Regional        Kimmins       Adjustments
                             -------------  --------  -----------  ------------  --------------  --------------  ------------

Revenues...................    $119,525,736   $197,131  $6,265,436   $12,610,000   $  11,334,476   $  15,815,398          $ --
Cost of revenues...........      80,786,714     92,161   3,424,611     8,461,000       9,525,480      11,509,274            --
Selling, general and
 administrative expenses...     17,824,725     86,012     386,816     1,126,000       4,035,685       4,716,598       (10,775)   (2)

                                                                                                                     (474,462)   (8)

Depreciation and
 amortization..............      7,522,896     11,300   2,172,102     1,458,000         656,236       2,038,474       140,158    (1)

                                                                                                                     (957,713)   (4)

                                                                                                                     (385,679)   (6)

                                                                                                                     (733,000)  (10)


Merger costs...............      2,725,000        --          --            --              --              --             --
                             ------------   --------  ----------   -----------   -------------   --------------  ------------
Operating income...........    10,666,401      7,658     281,907     1,565,000      (2,882,925)     (2,448,948)    2,421,471
Interest (expense) income,
 net.......................    (2,112,799)     1,109    (109,907)   (2,812,000)       (222,085)       (766,194)        1,197    (3)
                                                                                                                    (640,760)   (5)
                                                                                                                    (488,000)   (7)
                                                                                                                    (474,000)   (9)

Other income (expense), net       305,825        600       3,421       143,000      (1,573,817)             --            --
                             ------------   --------  ----------   -----------   -------------   -------------   -----------
Income (loss) before income
 taxes.....................     8,859,427      9,367     175,421    (1,104,000)     (4,678,827)     (3,215,142)      819,908
Income tax (expense)
 benefit...................    (3,540,571)        --    (143,105)      401,000         601,228       1,226,799      (329,000)  (11)
                             ------------   --------  ----------   -----------   -------------   -------------   -----------
Net income.................  $  5,318,856   $  9,367  $   32,316    ($ 703,000)   ($ 4,077,599)   ($ 1,988,343)     $490,908
                             ============   ========  ==========   ===========   =============   =============   ===========


                                 Pro
                                Forma
                             Consolidated
                             -------------
Revenues...................  $165,748,177

Cost of revenues...........   113,799,240

Selling, general and
 administrative expenses...    27,690,599

Depreciation and
 amortization..............    11,922,774


Merger costs...............     2,725,000
                             ------------
Operating income...........     9,610,564

Interest (expense) income,
 net.......................    (7,623,439)

Other income (expense), net    (1,120,971)
                             ------------
Income (loss) before income
  taxes....................       866,154
Income tax (expense)
 benefit...................    (1,783,649)
                             ------------
Net income.................   ($  917,495)
                             ============
Basic earnings (loss) per
 share.....................         ($.03)
                             ============
Weighted average number of
 shares outstanding........    26,483,356 (12)
                             ============
Diluted earnings (loss)
 per share.................         ($.03)
                             ============
Weighted average number of
 shares outstanding........    26,483,356 (12)
                             ============ ===

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
             OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 1997


(1) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pappy had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pappy and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(2) To eliminate intercompany administrative charges related directly to cost sharing arrangements provided by Pappy's prior parent, which were terminated as a result of the purchase transaction.

(3) To eliminate interest expense of $1,197 related to debt of Pappy, Inc. not acquired by the Registrant.

(4) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Pine Grove had been completed on July 1, 1996 net of historical depreciation and amortization expense of Pine Grove and to reflect the Company's methodology of amortizing landfill site costs and closure and post-amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(5) To record additional interest expense of $640,760 from borrowings (at the Company's average borrowing rate of 7.25% under the Company's revolving credit facility) of approximately $27 million incurred to consummate the acquisition of Pine Grove, net of historical interest expense of $174,865, excluding interest expense on debt assumed.

(6) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Atlantic Waste Disposal, Inc. had been completed on July 1, 1996 net of historical depreciation and amortization expense of Atlantic Waste Disposal, Inc. and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(7) To record additional interest expense of $488,000 from borrowings (at the Company's average borrowing rate of approximately 7.25% under the Company's revolving credit facility) of approximately $90.7 million incurred to consummate the acquisition of Atlantic Waste Disposal, Inc., net of historical interest expense of $2.8 million.

(8) To eliminate intercompany administrative charges of $474,462 related directly to cost sharing arrangements provided by Kimmins prior parent, which were terminated as a result of the purchase transaction.

(9) To record additional interest expense of $474,000 from borrowings (at the Company's average borrowing rate of 7.25% under the Company's revolving credit facility) of approximately $34.2 million incurred to consummate the acquisition of Kimmins, net of historical interest expense of $766,194.

(10) To adjust depreciation and amortization expense for the change in the basis of property, equipment and intangible assets as if the purchase of Kimmins had been completed on July 1, 1996 net of historical depreciation and amortization expense of Kimmins.

(11) The Company's pro forma effective tax provision is primarily related to the recording of federal and state tax liabilities of statutory rates adjusted for certain items such as the termination of Sub "S" status for certain companies acquired in transactions accounted for as pooling of interests.

(12) For the purposes of determining pro forma earnings per share, the issuance of shares of Common Stock as consideration for the purchase of assets and to reflect the shares issued relating to the merger, respectively, were considered to have been outstanding from July 1, 1997.

         UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR
                      THE SIX MONTHS ENDED JUNE 30, 1998


                                     Eastern                                                                         Pro
                                  Environmental                                               Pro Forma             Forma
                                  Services, Inc.    Atlantic      Regional      Kimmins      Adjustment          Consolidated
                                 --------------   -----------   -----------   -----------   --------------      --------------
Revenues...................        $132,753,198   $14,753,000   $11,162,981   $16,693,471           $ --        $175,362,650

Cost of revenues...........          81,958,945     9,311,000     7,931,101    11,851,802             --         111,052,848

Selling, general and
 administrative expenses...          16,841,343     1,015,000     2,786,608     2,352,596       (500,804)  (3)    22,494,743

Depreciation and amortization        10,017,363     2,066,000       584,008     1,979,498       (534,000)  (1)    13,438,869
                                                                                                (674,000)  (5)

Merger costs...............           3,816,000            --       187,980            --             --           4,003,980
                                 --------------   -----------   -----------   -----------   --------------      --------------

Operating income...........          20,119,547     2,361,000      (326,716)      509,575      1,708,804          24,372,210

Interest expense, net......          (1,932,546)   (2,836,000)     (335,680)     (692,233)      (225,000)  (2)    (6,483,459)
                                                                                                (462,000)  (4)

Other (expense) income, net             472,271            --       115,803     5,263,256     (5,263,256)  (6)       588,074
                                 --------------   -----------   -----------   -----------   --------------      --------------

Income (loss) before income
 taxes.....................          18,659,272      (475,000)     (546,593)    5,080,598     (4,241,452)         18,476,825

Income tax (expense)
 benefit...................          (9,909,172)       90,000        70,165    (2,001,878)     1,696,000   (7)   (10,054,885)
                                 --------------   -----------   -----------   -----------   --------------      --------------

Net income.................        $  8,750,100     ($385,000)    ($476,428)   $ 3,078,720    ($2,545,452)       $ 8,421,940
                                 ==============   ===========   ===========   ===========   ==============      ==============

Basic earnings per share...                                                                                             $.28
                                                                                                                ==============

Weighted average number
  of shares outstanding....                                                                                       29,765,590   (8)
                                                                                                                ==============

Diluted earnings per share.                                                                                             $.27
                                                                                                                ==============

Weighted average number
 of shares outstanding.....                                                                                       31,279,092   (8)
                                                                                                                ==============

 NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE
                        SIX MONTHS ENDED JUNE 30, 1998

(1) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Atlantic had been completed on July 1, 1996 net of historical depreciation and amortization expense of Atlantic and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

(2) To record additional interest expense of $225,000 from borrowings (at the Company's average borrowing rate of approximately 6.75% under the Company's revolving credit facility) of $90.7 million incurred to consummate the acquisition of Atlantic, net of historical interest expense of $2.8 million.

(3) To eliminate intercompany administrative charges of $500,804 related directly to cost sharing arrangements provided by Kimmins prior parent, which were terminated as a result of the purchase transaction.

(4) To record additional interest expense of $462,000 from borrowings (at the Company's average borrowing rate of 6.75% under the Company's revolving credit facility) of approximately $34.2 million incurred to consummate the acquisition of Kimmins, net of historical interest expense of $692,233.

(5) To adjust depreciation and amortization expense for the change in the basis of property, equipment and intangible assets as if the purchase of Kimmins had been completed on July 1, 1996 net of historical depreciation and amortization expense of Kimmins.

(6) To eliminate the gain on the sale of certain assets and operations of Kimmins previously acquired by the Registrant.

(7) The Company's pro forma effective tax provision is primarily related to the recording of federal and state tax liabilities of statutory rates adjusted for certain items such as the termination of Sub "S" status for certain companies acquired in transactions accounted for as pooling of interests.

(8) For the purposes of determining pro forma earnings per share, the issuance of shares of Common Stock as consideration for the purchase of assets and to reflect the shares issued relating to the merger, respectively, were considered to have been outstanding from January 1, 1998.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1998


The following unaudited pro forma consolidated balance sheet at June 30, 1998 gives effect to the (1) acquisition of Allegro Enterprises, Inc., Regional Recycling, Corp., Lee Bin Containers, Inc., Madison Enterprises, Inc., Frank and Joe Savino Partnership, Allegro Transportation and Recycling, Inc., Allegro Carting and Recycling, Inc. and Joseph Savino and Sons, Inc. (collectively, "Regional Recycling, Corp. and Affiliates" or "Regional") pursuant to the terms of two Agreements and Plans of Reorganization, both dated May 18, 1998; (2) acquisition of Kimmins Recycling Corp. ("Kimmins") pursuant to the terms of a Stock Purchase Agreement dated July 17, 1998, as amended August 31, 1998; (3) acquisition of Atlantic Disposal and Atlantic New York pursuant to the terms of Agreements for the Sale and Purchase of Stock, both dated March 25, 1998. The total consideration for the acquisition of Savino consisted of approximately 390,000 unregistered shares of the Registrant's common stock valued at $31.50 per share. Consideration for the acquisition of Kimmins was approximately $51.2 million consisting of 555,329 unregistered shares of the Registrant's common stock valued at $30.62 per share and $34.2 million of cash. The Registrant purchased all of the outstanding stock of Atlantic Disposal and Atlantic New York for total consideration of approximately $91 million. The Savino transaction has been accounted for using the "pooling of interests" method. The Atlantic Disposal, Atlantic New York, and Kimmins transactions are anticipated to be accounted for using the "purchase" method.

The following unaudited pro forma financial data may not be indicative of what the financial condition of EESI would have been, had the transactions to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the financial condition of EESI that may exist in the future. The unaudited pro forma financial data and related pro forma adjustments have been prepared by the Registrant's management based in part on historical financial information provided by the management of completed acquisitions. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the historical financial statements and notes of Eastern Environmental Services, Inc. as of December 31, 1997 and June 30, 1997 and 1996 and for the six months ended December 31, 1997 and each of the three years in the period ended
June 30, 1997 as filed in the Company's report filed on Form 8-K (filed September 22, 1998), the quarterly report on Form 10-Q for the quarter ended June 30, 1998 and the historical financial statements of Kimmins appearing elsewhere in this filing.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1998

                                             Eastern
                                          Environmental                                               Pro Forma
                                         Services, Inc.     Atlantic       Regional      Kimmins     Adjustments
                                         ---------------  -------------  ------------  -----------  --------------

ASSETS
Current assets
   Cash and cash equivalents...........    $141,777,741   $          0   $   279,412   $   251,677  ($125,003,857)  (1)(2)
   Accounts receivable, net of
    allowance..........................      37,396,549      3,986,000     3,695,918     2,506,482       (617,364)  (1)(2)
   Tax refund receivable...............       4,598,409             --       274,935            --             --
   Deferred income taxes...............       4,726,398             --            --       740,380       (740,380)     (2)
   Due from affiliates.................              --             --            --     4,792,841     (4,792,841)     (2)
   Prepaid expenses and other current
     assets............................       9,055,825        353,000        10,578       841,554       (785,217)  (1)(2)
                                         ---------------  -------------  ------------  -----------  --------------
     Total current assets..............     197,554,922      4,339,000     4,260,843     9,132,934   (131,939,659)
Net property, plant & equipment........     194,378,419     35,461,000     6,023,214    17,862,300     55,039,597   (1)(2)
Excess cost over fair market value of
 net assets acquired...................      96,442,890             --       573,536            --     39,789,691   (1)(2)
Intangible assets, net.................      18,685,447     24,222,000       574,289        81,333    (23,553,333)  (1)(2)
Notes receivable from stockholders /
 officers..............................         442,402             --        82,177            --             --
Deferred income taxes..................              --      9,571,000            --            --     (9,571,000)  (1)
Other assets...........................      10,909,023        318,000            --     2,496,574     (2,471,861)  (1)(2)
                                         ---------------  -------------  ------------  -----------  --------------
     Total assets......................    $518,413,103   $ 73,911,000   $11,514,059   $29,573,141   ($72,706,565)
                                         ===============  =============  ============  ===========  ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities on long-term
    debt...............................    $  5,776,506   $          0   $ 3,450,037   $ 5,220,956    ($5,220,956)     (2)
  Current maturities of obligations
    under capital leases...............         971,697             --            --            --             --
Due to affiliated company..............              --     61,560,000            --       411,993    (61,971,993)  (1)(2)
Accounts payable.......................      21,869,812      1,168,000     3,031,392     2,892,564      5,942,153   (1)(2)
Accrued expenses and other current
 liabilities...........................      20,131,752      3,083,000     3,881,751     1,542,681     (2,395,681)  (1)(2)
Notes payable to shareholders..........         706,474             --            --            --             --
Deferred revenue.......................       4,756,087             --       771,743            --        420,000      (2)
Income taxes payable...................       4,574,028             --       504,920            --             --
Current portion of accrued landfill
  closure and other environmental
  costs................................       2,381,369             --            --            --        750,000   (1)
                                         ---------------  -------------  ------------  -----------  --------------
    Total current liabilities..........      61,167,725     65,811,000    11,639,843    10,068,194    (62,476,477)
                                         ---------------  -------------  ------------  -----------  --------------
Deferred income taxes..................       8,256,883             --            --     2,212,865     (2,212,865)     (2)
Long-term debt.........................      47,936,382             --     1,690,722    11,348,345    (11,348,345)     (2)
Capital lease obligations--
 long-term.............................         836,080             --            --            --             --
Accrued landfill closure and other
 environmental costs...................      17,770,846      1,065,000            --            --       (723,261)  (1)
Other long-term liabilities............      16,963,542         35,000            --            --         (1,880)  (1)

Stockholders' equity
  Common stock.........................         361,353             --       301,316            --       (291,863)  (1)(2)
  Additional paid-in capital...........     350,139,867     22,086,000        97,315            --     (4,794,137)  (1)(2)
  Retained earnings (deficit)..........      15,056,684    (15,086,000)   (2,215,137)    5,943,737      9,142,263   (1)(2)
  Less treasury stock at cost--
    39,100 common shares...............         (76,259)            --            --            --             --
                                         ---------------  -------------  ------------  -----------  --------------
    Total stockholders' equity.........     365,481,645      7,000,000    (1,816,506)    5,943,737      4,056,263
                                         ---------------  -------------  ------------  -----------  --------------
    Total liabilities and stockholders'
      equity...........................    $518,413,103   $ 73,911,000   $11,514,059   $29,573,141   ($72,706,565)
                                         ===============  =============  ============  ===========  ==============

                                          Pro Forma
                                         As Adjusted
                                        -------------

ASSETS
Current assets
   Cash and cash equivalents...........  $ 17,304,973
   Accounts receivable, net of
    allowance..........................    46,967,585
   Tax refund receivable...............     4,873,344
   Deferred income taxes...............     4,726,398
   Due from affiliates.................            --
   Prepaid expenses and other current
     assets............................     9,475,740
                                         ------------
     Total current assets..............    83,348,040
Net property, plant & equipment........   308,764,530
Excess cost over fair market value of
 net assets acquired...................   136,806,117
Intangible assets, net.................    20,009,736
Notes receivable from stockholders /
 officers..............................       524,579
Deferred income taxes..................            --
Other assets...........................    11,251,736
                                         ------------
     Total assets......................  $560,704,738
                                         ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities on long-term
    debt...............................  $  9,226,543
  Current maturities of obligations
    under capital leases...............       971,697
Due to affiliated company..............            --
Accounts payable.......................    34,903,921
Accrued expenses and other current
 liabilities...........................    26,243,503
Notes payable to shareholders..........       706,474
Deferred revenue.......................     5,947,830
Income taxes payable...................     5,078,948
Current portion of accrued landfill
  closure and other environmental
  costs................................     3,131,369
                                         ------------
    Total current liabilities..........    86,210,285
                                         ------------
Deferred income taxes..................     8,256,883
Long-term debt.........................    49,627,104
Capital lease obligations--
 long-term.............................       836,080
Accrued landfill closure and other
 environmental costs...................    18,112,585
Other long-term liabilities............    16,996,662

Stockholders' equity
  Common stock.........................       370,806
  Additional paid-in capital...........   367,529,045
  Retained earnings (deficit)..........    12,841,547
  Less treasury stock at cost--
    39,100 common shares...............       (76,259)
                                         ------------
    Total stockholders' equity.........   380,665,139
                                         ------------
    Total liabilities and stockholders'
      equity...........................  $560,704,738
                                         ============


       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                           AS OF JUNE 30, 1998


(1) On March 25, 1998, the Company entered into stock purchase agreements, amended June 29, 1998, for the acquisitions of all the outstanding stock of Atlantic Waste Disposal, Inc. and Atlantic of New York, Inc. (collectively, "Atlantic"). Consideration paid by Eastern Environmental Services, Inc. consisted of approximately $91 million cash funded from borrowings under the Registrant's Revolving Credit Facility and available working capital. The acquisition was accounted for under the purchase method. Pursuant to the terms of the stock purchase agreements, certain property, equipment, intangible assets, other assets and working capital were acquired and certain liabilities were assumed. With respect to the closure and post-closure liabilities, the Company recorded an estimate of closure and post-closure liability for the entire site utilizing engineering studies and state requirements as compared to the percentage of airspace utilized at the date of the acquisition. The allocation of the purchase price is preliminary and is based on management's current estimate of fair value of assets and liabilities. The excess of the purchase price over the assigned fair value of net assets was allocated to the value of the landfill site; however, this excess may ultimately be allocated to other specific tangible and intangible assets. The final allocation of the purchase price and the resulting effect on operations may differ from the pro forma amounts included herein. The preliminary allocation of the purchase price is as follows:


               Property, equipment and landfill site.......    $87,112,897

               Current assets acquired.....................      3,889,604

               Intangibles and other assets acquired.......      4,210,875

               Other liabilities...........................     (3,419,637)

               Landfill closure, post-closure, and other
                environmental costs........................     (1,091,739)
                                                                -----------
               Cash utilized to affect the acquisition of
                Atlantic...................................    $90,702,000
                                                                ===========


(2) On September 4, 1998, all of the outstanding stock of Kimmins Recycling, Corp. ("Kimmins") was acquired by Eastern Environmental Services, Inc. for total consideration paid by Eastern Environmental Services, Inc. of approximately $51.2 million consisting of 555,329 unregistered shares of common stock of the Registrant and $34.2 million of cash. The acquisition has been accounted for under the purchase method. Pursuant to the terms of the Stock Purchase Agreement, certain property, equipment, intangible assets, other assets and working capital were acquired. The preliminary allocation of the purchase price is as follows:

               Property, equipment.........................     $21,250,000

               Current assets acquired.....................       2,514,851

               Intangible assets acquired..................      36,671,529

               Current liabilities.........................      (9,266,200)
                                                                ------------
               Common stock and cash utilized to affect the
                acquisition of Kimmins.....................     $51,170,180
                                                                ===========

                                 EXHIBIT INDEX



EXHIBIT
No.           DESCRIPTION
---           -----------

23.1   Consent of Ernst & Young LLP